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                                                                    Exhibit 8.01

                  [Form of O'Melveny & Myers LLP Tax Opinion]

                                       , 2000

At Home Corporation
450 Broadway Street
Redwood City, California 94603

   Re: Merger of At Home Corporation and Pogo.com Inc.

Ladies and Gentlemen:

   You have requested our opinion regarding the material federal income tax consequences of the proposed reorganization (the "Reorganization") involving the exchange of stock of Pogo. com Inc., a Delaware corporation ("Pogo") for stock of At Home Corporation, a Delaware corporation ("Excite@Home") in a statutory merger of Pogo with and into Pogo Acquisition Corp., a Delaware corporation ("Merger Sub") and a wholly-owned subsidiary of Excite@Home, in a transaction intended to qualify as a reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code")./1/

   In connection with this opinion, we have examined such documents and matters of law and fact as we have considered appropriate, including (i) the Agreement and Plan of Merger, dated as of August 30, 2000, a amended (the "Agreement");
(ii) the Registration Statement on Form S-4 (No. 333-      ), as amended, filed
by Excite@Home with the Securities and Exchange Commission (the "Registration Statement"); and (iii) the Tax Certificates from Excite@Home and Pogo to the undersigned (the "Certificates"), in the form attached hereto. In connection with this opinion, we are assuming that the representations made by Excite@Home and Pogo in the Agreement and in the Certificates are true and correct as of the date of this opinion, and we are relying on each of such representations. In addition, with your consent, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that (a) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger, as defined in the Agreement) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof, and (b) the Merger will be effective under the laws of the State of Delaware.

                                    Opinion

   Based on the foregoing, and our review and analysis of the current state of the law, it is our opinion that the exchange of the stock of Pogo for the stock of Excite@Home will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1) of the Code and that Excite@Home, Pogo and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

   This opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Reorganization. The opinion herein is based on current authorities and upon facts and assumptions as of the date of this opinion. It is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which it is based. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming which would significantly modify the statements and opinions expressed herein. Any such administrative changes or court decisions may or may not be retroactive with respect to transactions prior to the date of such changes or decisions. This opinion represents only counsel's best legal judgment, and has no binding effect or official
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/1 /All references to Sections are to the Internal Revenue Code of 1986, as
   amended.
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status of any kind, and therefore no assurance can be given that the positions set forth above will be sustained by a court, if contested.

   This opinion is delivered to Excite@Home for the benefit of Excite@Home. This opinion may not be made available to, nor may it be relied upon by, any other person or entity without our prior written consent.

                                          Respectfully submitted,